CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Capital Management Investment Trust and to the use of our report dated January 28, 2016 on the financial statements and financial highlights of Capital Management Mid-Cap Fund, Capital Management Small-Cap Fund and Wellington Shields All-Cap Fund, each a series of Capital Management Investment Trust.  Such financial statements and financial highlights appear in the November 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
March 28, 2016